Exhibit 3.1

ARTICLES OF AMENDMENT
TO
RESTATED ARTICLES OF INCORPORATION
OF
BADGER METER, INC.

The undersigned officer of Badger Meter, Inc., a Wisconsin corporation (the “Corporation”), incorporated under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, hereby certifies, in accordance with all applicable provisions of the Wisconsin Business Corporation Law as follows:

1.
The name of the Corporation is Badger Meter, Inc.
2.
Section 1(a) of Article Third of the Corporation’s Restated Articles of Incorporation, filed in the office of the Wisconsin Department of Financial Institutions on August 14, 2008, is amended to read in its entirety as follows:

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is eighty (80) million shares, consisting of a single class designated “Common Stock” having a par value of one dollar ($1.00) per share.

3.
The foregoing amendment was duly adopted by the Board of Directors of the Corporation on February 10, 2023 and by the shareholders of the Corporation on April 28, 2023 in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

Dated as of the 28th day of April, 2023.

BADGER METER, INC.

By: /s/ William R.A. Bergum

William R.A. Bergum

Vice President – General Counsel and Secretary

DOCPROPERTY "CUS_DocIDChunk0" 4854-3231-8816.1